Exhibit 6.6

KEYSTONE SOLUTIONS, INC.

RESTRICTED STOCK AWARD AGREEMENT

THIS AGREEMENT is made and entered into as of this          day of                     , 20     (the “Date of Grant”) by and between KeyStone Solutions, Inc., a Delaware corporation (the “Company”), and                      (the “Recipient”), pursuant to the KeyStone Solutions, Inc. 2016 Equity Award Plan (the “Plan”). Terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Plan. This Agreement and the award contained herein are subject to the terms and conditions set forth in the Plan, which are incorporated by reference herein, and the following terms and conditions:

WHEREAS, the Recipient is a Director of the Company; and

WHEREAS, the Company has adopted the Plan in order to promote the interests of the Company and its stockholders by using equity awards to attract and retain key persons to serve on the Company’s Board of Directors (the “Board”).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter contained, the parties hereto mutually covenant and agree as follows:

1. Award of Restricted Stock. In consideration for the prior and/or continued service of the Recipient as a Director, the Company hereby awards to the Recipient, subject to the further terms and conditions set forth in this Agreement,              shares (the “Restricted Stock”) of its common stock, $0.0001 par value per share (the “Common Stock”), as of the Date of Grant.

2. Rights of Stockholder. The Recipient shall have all of the rights of a stockholder with respect to the shares of Restricted Stock (including the right to vote the shares of Restricted Stock and the right to receive dividends with respect to the shares of Restricted Stock), except as provided in Section 3 and Section 5 hereof.

3. Restrictions on Transfer. In addition to any other limitation on transfer created by applicable securities laws and except as otherwise provided in this Agreement, the Recipient may not sell, transfer, assign, pledge, encumber or otherwise dispose of any of the shares of Restricted Stock or the rights granted hereunder (any such disposition or encumbrance being referred to herein as a “Transfer”). Any Transfer or purported Transfer by the Recipient of any of the shares of Restricted Stock shall be null and void and the Company shall not recognize or give effect to such Transfer on its books and records or recognize the person to whom such purported Transfer has been made as the legal or beneficial holder of such shares. The shares of Restricted Stock shall not be subject to sale, execution, pledge, attachment, encumbrance or other process and no person shall be entitled to exercise any rights of the Recipient as the holder of such Restricted Stock by virtue of any attempted execution, attachment or other process until the restrictions imposed herein on the Transfer of the shares of Restricted Stock shall lapse as provided in Section 4 hereof.

(a) Legends. All certificates representing the shares of Restricted Stock shall have endorsed thereon the following legend (in addition to any other legends that are customary or required on certificates representing shares of the Company’s Common Stock):

(i)	THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED UNLESS DONE IN COMPLIANCE WITH REGULATION S OF THE SECURITIES ACT OF 1933, EFFECTED PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO, OR UNDER ANOTHER EXEMPTION AVAILABLE UNDER THE SECURITIES ACT OF 1933 (AS TO WHICH AVAILABILITY THE COMPANY MAY REQUIRE THE SELLER/TRANSFEROR TO PROVIDE AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY).

(ii)	THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS (INCLUDING FORFEITURE) SET FORTH IN A RESTRICTED STOCK AWARD AGREEMENT DATED AS OF , 20 , BETWEEN THE COMPANY AND THE REGISTERED HOLDER, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY. ANY TRANSFER OR PURPORTED TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IN VIOLATION OF SUCH RESTRICTED STOCK AWARD AGREEMENT SHALL BE NULL AND VOID.

If and when the restrictions imposed herein on the transfer of shares of Restricted Stock shall have lapsed as provided in Section 4 hereof, certificates for such shares without the restricted stock legend set forth in this section shall be delivered to the Recipient. Until such restrictions have lapsed, any certificates representing any shares of Restricted Stock shall be held in custody by the Company. The Recipient may request the removal of such restricted stock legend from certificates representing any shares of Restricted Stock as to which the restrictions imposed herein on the transfer thereof shall have lapsed as provided in Section 4 hereof. Such request shall be in writing to the General Counsel of the Company.

(b) Stop-Transfer Notices. Recipient agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c) Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Restricted Stock or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Restricted Stock shall have been so transferred.

4. Lapse of Restrictions and Forfeiture. Subject to Section 4(c) hereof, the restrictions on transfer imposed on the shares of Restricted Stock by this Section 4 shall lapse with respect to the shares of Restricted Stock and the Recipient will vest, or gain actual “ownership” of the shares of Restricted Stock in accordance with the terms of Section 4(a) hereof. Except as set forth below, in the event that prior to the lapse of restrictions on transfer, the Recipient’s service as a Director terminates, then all shares of Restricted Stock as to which the restrictions upon transfer imposed by Section 3 hereof shall not have lapsed prior to such date, and shall be forfeited as of the date such service as a Director terminates.

(a) Restricted Stock Vesting. The Restricted Stock shall vest as of the dates and in the amounts set forth below provided that the Recipient is serving as a Director on such date:

(i) shares shall vest on                     , 20    ; and

(ii) shares shall vest on                     , 20

(b) Termination of Employment. Notwithstanding anything to the contrary in Section 4(a), in the event that prior to the lapse of restrictions on transfer pursuant to Section 4(a), the Recipient’s service as a Director is terminated as a result of (i) the Recipient’s death, disability or retirement as a Director, or (ii) the decision of the Company’s Board, or committee thereof, not to recommend the Recipient for re-election to the Board for any reason other than (1) “for cause” (as that term is contemplated by the General Corporation Law of the State of Delaware), (2) for failure to comply with the Company’s code of conduct or such other formal policies as may be adopted by the Company and applicable to the Company’s directors from time to time, or (3) at the Recipient’s request not to be nominated other than as a result of the Recipient’s disability or retirement, then the Restricted Stock shall immediately vest.

(c) Change in Control. Notwithstanding anything to the contrary in Sections 4(a) or (b) hereof, all unvested Restricted Stock awarded under this Agreement shall immediately vest upon a Change in Control.

(d) Section Definitions. As defined in the Plan and for purposes of this Section 4:

(i) “Change in Control” shall mean the occurrence of any of the following events, each of which shall be determined independently of the others: (1) any Person becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of a majority of the stock of the Company entitled to vote in the election of directors of the Company; (2) individuals who are Continuing Directors of the Company (as hereinafter defined) cease to constitute a majority of the members of the Board; (3) stockholders of the Company adopt and consummate (x) a plan of liquidation for all or substantially all of the assets of the Company or (y) an agreement providing for the distribution of all or substantially all of the assets of the Company; (4) consummation of a merger, consolidation, other form of business combination or a sale of all or substantially all of its assets, with an unaffiliated third party, unless the business of the Company following consummation of such merger, consolidation or other business combination is continued following any such transaction by a resulting entity (which may be, but need not be, the Company) and the stockholders of the Company immediately prior to such transaction hold, directly or indirectly, at least a majority of the voting power of the resulting entity; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) shall not constitute a Change in Control; (5) there is a Change in Control of the Company of a nature that is reported in response to Item 5.01 of Current Report on Form 8-K or any similar item, schedule or form under the Exchange Act, as in effect at the time of the change, whether or not the Company is then subject to such reporting requirements; or (6) the Company consummates a transaction which constitutes a “Rule 13e-3 transaction” (as such term is defined in Rule 13e-3 of the Exchange Act) prior to the termination or expiration of this Agreement;

(ii) “Continuing Directors” shall mean the members of the Board on the date of execution of this Agreement, provided that any person becoming a member of the Board subsequent to such date whose election or nomination for election was supported by at least a majority of the directors who then comprised the Continuing Directors shall be considered to be a Continuing Director; provided, however, that no individual initially elected or nominated as a Director as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be a Continuing Director; and

(iii) “Person” is used as such term is used in Sections 13(d) and 14(d) of the Exchange Act.

5. Adjustment Provisions. If, during the term of this Agreement, there shall be any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, rights offering or extraordinary distribution with respect to the Common Stock, or other change in corporate structure affecting the Common Stock, the Administrator shall make or cause to be made an appropriate, proportional and equitable substitution, adjustment or treatment with respect to the Restricted Stock in a manner consistent with Section 9 of the Plan, including a substitution or adjustment in the aggregate number or kind of shares subject to this Agreement, notwithstanding that the Restricted Stock are subject to the restrictions on transfer imposed by Section 3 above. Any securities, awards or rights issued pursuant to this Section 5 shall be subject to the same restrictions as the underlying Restricted Stock to which they relate.

6. Tax Withholding. As a condition precedent to the receipt of any shares of Restricted Stock hereunder, the Recipient agrees to pay to the Company, at such times as the Company shall determine, such amounts as the Company shall deem necessary to satisfy any withholding taxes due on income that the Recipient recognizes as a result of (a) the lapse of the restrictions imposed by Section 3 hereof on the shares of Restricted Stock or (b) the Recipient’s filing of an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to the shares of Restricted Stock. The obligations of the Company under this Agreement and the Plan shall be conditional on such payment or arrangements, and the Company, its Parent, Subsidiaries and Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Recipient. In addition, the Recipient may elect, unless otherwise determined by the Administrator, to satisfy the withholding requirement by having the Company withhold shares of vested Restricted Stock with a fair market value, as of the date of such withholding, sufficient to satisfy the withholding obligation.

7. Registration. This grant is subject to the condition that if at any time the Administrator shall determine, in its discretion, that the listing of the shares of Common Stock subject hereto on any securities exchange, or the registration or qualification of such shares under any federal or state law, or the consent or approval of any regulatory body, shall be necessary or desirable as a condition of, or in connection with, the grant, receipt or delivery of shares hereunder, such grant, receipt or delivery will not be effected unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Administrator. The Company agrees to make every reasonable effort to effect or obtain any such listing, registration, qualification, consent or approval.

8. Lock-Up Agreement. In connection with the initial public offering of the Company’s securities and upon request of the Company or the underwriters managing such underwritten offering of the Company’s securities (the “Underwriters”), the Recipient agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company, however or whenever acquired (other than those included in the registration), without the prior written consent of the Company or such Underwriters, as the case may be, for such period of time (not to exceed 180 days but subject to such extension or extensions as may be required by the underwriters in order to publish research reports while complying with NASD Rule 2711 of the Financial Industry Regulatory Authority, Inc. and Rule 472(f)(4) of the New York Stock Exchange) (the “Lock-Up Period”) from the effective date of such registration as may be requested by the Company or such managing Underwriters and to execute an agreement reflecting the foregoing as may be requested by the Underwriters at the time of the public offering. For purposes of clarification, no more than one such extension of the Lock-Up Period may occur.

9. Rights of the Recipient. In no event shall the granting of the Restricted Stock or the other provisions hereof or the acceptance of the Restricted Stock by the Recipient confer upon the Recipient any right to continue as a Director.

10. Miscellaneous.

(a) Successors. This Agreement and all the terms and provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs and successors, except as expressly herein otherwise provided.

(b) Entire Agreement; Modification. This Agreement contains the entire understanding between the parties with respect to the matters referred to herein. Subject to Section 12(c) of the Plan, this Agreement may be amended by the Administrator at any time.

(c) Capitalized Terms; Headings; Pronouns; Governing Law. Capitalized terms used and not otherwise defined herein are deemed to have the same meanings as in the Plan. The descriptive headings of the respective sections and subsections of this Agreement are inserted for convenience of reference only and shall not be deemed to modify or construe the provisions which follow them. Any use of any masculine pronoun shall include the feminine and vice-versa and any use of a singular, the plural and vice-versa, as the context and facts may require. The construction and interpretation of this Agreement shall be governed in all respects by the laws of the State of Delaware.

(d) Notices. Each notice relating to this Agreement shall be in writing and shall be sufficiently given if delivered by registered or certified mail, or by a nationally recognized overnight delivery service, with postage or charges prepaid, to the address hereinafter provided in this Section 9. Any such notice or communication given by first-class mail shall be deemed to have been given two business days after the date so mailed, and such notice or communication given by overnight delivery service shall be deemed to have been given one business day after the date so sent, provided such notice or communication arrives at its destination. Each notice to the Company shall be addressed to it at its offices at 14420 Albemarle Point Place, Suite 200, Chantilly, VA, 20151 (attention: Chief Financial Officer), with a copy to the Secretary of the Company or to such other designee of the Company. Each notice to the Recipient shall be addressed to the Recipient or such other person or persons at the address shown below the Recipient’s name on the signature page hereof.

(e) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application thereof to any party or circumstance shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the minimal extent of such provision or the remaining provisions of this Agreement or the application of such provision to other parties or circumstances.

(f) Counterpart Execution. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute the entire document.

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Exhibit 6.6

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and the Recipient has executed this Agreement all as of the day and year first above written.

KEYSTONE SOLUTIONS, INC.

By:
Its:

RECIPIENT

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Recipient’s Address: